Exhibit (10)






January 1, 1995



William W. Colville
Management Practice, Inc.
342 Madison Avenue
Suite 1230
New York, NY  10173

Consulting Agreement

Dear Bill:

The Board of Directors has approved a consulting agreement with you to begin following your retirement from active employment on December 31, 1994. This will confirm our agreement as to the terms upon which Owens-Corning Fiberglas Corporation (the "Corporation") shall retain you as a consultant.

     1.   Scope of Consultation

          During the term of this agreement you shall consult with the Corporation and render such general consultative and legal advisory services in matters relating to the business of the Corporation and its subsidiaries and affiliates as may be reasonably requested. Such services may include, but need not be limited to, conferring with employees and other advisors of the Corporation and its subsidiaries and affiliates.

          You shall be free to engage in any other activities which do not unreasonably interfere with your ability to render services hereunder, provided that, without the Corporation's consent, you shall not directly or indirectly engage in, or render services to, any person or firm engaged in any activity competitive with the business of the Corporation, its subsidiaries and affiliates.

          If you should become disabled during the term of this Agreement, your obligation to provide services shall be limited to those services, if any, which are reasonable in light of the nature of the disability.

     2.   Term of Agreement

          The term of this Agreement shall commence on January 1, 1995 and shall continue until December 31, 1995. The term shall be extended for an additional one year period at the end of each year through 1998 unless mutually agreed by you and the Corporation.

William W. Colville
January 1, 1995
Page 2



     3.   Compensation

          The Corporation shall pay you a monthly fee of $14,583.00 as compensation for your services under this Agreement on or before the last day of each month. For each of the first three months of this Agreement, your fee will be $27,917.00.

     4.   Expenses

          Throughout the term of this Agreement, you shall be reimbursed for reasonable traveling and business expenses actually incurred in the performance of your services hereunder, upon presentation of adequate substantiation. The Company will also make available to you (at the Corporation's expense) such office space, secretarial and other support services, as designated by you, as shall be necessary or appropriate to carry out your duties under this Agreement.

     5.   Confidentiality

          You shall hold in strict confidence and not disclose to any other person during the term of this Agreement, or thereafter, any confidential information relating to the business, employees and customers of the Corporation and its subsidiaries and affiliates, and shall maintain the attorney-client privilege with respect to legal consultation services, except (a) to the extent required by law, or (b) with the consent of the Corporation. Upon termination of your consulting, you shall deliver to the Corporation all files of the Corporation and its subsidiaries and affiliates containing data, correspondence, books, notes and other written or graphic records under your control, regardless of the media in which they are embodied or contained, relating to the business or employees of the Corporation and its subsidiaries and affiliates.

     6.   Independent Contractor

          In performing services under this Agreement, you are an independent contractor. You are not, nor shall you hold yourself out to be, an agent or employee of the Corporation, or, except as authorized, a representative of the Corporation, and you shall have no authority to take any action binding upon the Corporation.

William W. Colville
January 1, 1995
Page 3



          Without limiting the generality of the foregoing, the Company shall furnish to Consultant within 60 days following the last day of each calendar year this Agreement is in force, a Form 1099 reporting all fees paid to Consultant hereunder during the affected calendar year. Consultant shall be solely responsible for the filing of all federal, state and local income tax returns and for the payment of all taxes reported due thereon. The Company shall not be responsible for nor pay any federal or state unemployment, social security, income or other employee payroll taxes on account of Consultant's services hereunder. Consultant, as an independent contractor to the Company, shall not be entitled to participate in nor to receive any benefits from the Company's employee pension benefit plans or employee welfare benefit plans as a result of this Agreement.

     7.   Death

          If you should die following commencement of the term of this Agreement but prior to expiration of such term, your spouse (if then living) or your estate shall receive the compensation otherwise due to you until the next succeeding anniversary of the commencement of the term.

     8.   Retirement Supplement

          When your services as a Consultant to the Corporation end, the supplemental pension benefit payable to you under the Pension Agreement dated April 10, 1984, will be recomputed to include the maximum term hereunder (five years) as if it were employment by the Corporation under the Agreement, and the additional supplemented pension will begin at that time. At your request, this may be paid as a lump sum of $164,327.00.

     9. The Corporation shall indemnify you to the fullest extended permitted by applicable law for any losses or liabilities incurred by you in connection with your services under this Agreement, and shall likewise advance legal and other fees to you in such regard to the fullest extent permitted. The forgoing sentence shall survive any expiration or termination of this Agreement.

William W. Colville
January 1, 1995
Page 4



     10.  Miscellaneous

          This Agreement embodies the entire agreement and understanding between you and the Corporation with respect to the consulting services described hereunder and supersedes all prior understandings or agreements between you and the Corporation relating to your consulting services to the Corporation. Neither this Agreement nor any term hereof may be changed, waived or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver or termination is sought. Notices required to be given under this Agreement shall be given (a) if to the Corporation, to the Secretary at the Corporation's address set forth above, (b) if to you, at your address set forth above, or (c) in either case, at such other place as you or the Corporation shall notify the other in writing. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

     11.  Governing Law

          This Agreement and all issues relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Ohio as applied to contracts executed, delivered and performed wholly within the State of Ohio.

If the foregoing is in accordance with your understanding, please sign the enclosed copy of this letter in the space provided below at which point it will be a binding agreement between you and the Corporation.

Very truly yours,




Glen H. Hiner
Chairman and Chief Executive Officer






ACCEPTED AND AGREED TO:





/s/William W. Colville
--------------------------
William W. Colville